Exhibit 10.16

FIRST AMENDMENT

MANAGED SERVICES AGREEMENT

Parties:

Andretti Autosport Holding Company, LLC f/k/a Andretti Autosport Holding Company, Inc.	Zapata Computing, Inc.
7615 Zionsville Road	100 Federal Street, Floor 20
Indianapolis, IN 46268 ( “Customer”)	Boston, MA 02110 (“Zapata”)

Customer and Zapata are parties to a Managed Services Agreement effective on October 1, 2022 (“Agreement”). Customer and Zapata wish to amend the Agreement as set forth in this First Amendment (“First Amendment”) entered into on the date of the last signature below and effective on September 28, 2023. Customer and Zapata may also be referred to individually as a “Party” or collectively as the “Parties”. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Agreement.

WHEREAS, the Parties wish to modify the Term of the Agreement; and

WHEREAS, the Parties have agreed to amend the Agreement accordingly as further set forth herein.

THEREFORE, in consideration of the mutual promises herein made, the Parties agree as follows:

1.	Paragraph 2(A) is deleted in its entirety and replaced with the following:

“A. The term of this Agreement shall begin on the Effective Date and shall end on December 31, 2024, unless earlier terminated or further extended pursuant to Section 2 of this Agreement (the “Term”). Additional Managed Services must be subject to a separate Order Form executed by both parties. This Agreement may be terminated by either party, with or without cause, upon thirty (30) days’ advanced written notice to the other party. In the event of termination of this Agreement:

i.

Customer shall pay Zapata in accordance with the terms of this Agreement and the applicable Order Form for all Services performed in conformance with the terms of this Agreement and applicable Order Form prior to the effective date of such termination. For the avoidance of doubt, any work performed through any termination date is due and payable within thirty (30) days of such termination.

ii.

Zapata shall refund to Customer for all Fees paid but Services not performed prior to the effective date of such termination. For the avoidance of doubt, such refund of Fees is due and payable within thirty (30) days of such termination.”

The rest of the Agreement, including but not limited to the rest of Paragraph 2, shall remain unchanged.

The terms and provisions of the Agreement shall remain in full force and legal effect, except those which are explicitly changed by this First Amendment. To the extent that there is a conflict between the terms and provisions of the Agreement and this First Amendment, the terms and provisions of this First Amendment shall govern for purposes of the subject matter of this First Amendment only. In all other aspects, the Parties ratify and affirm each of the terms and provisions of said Agreement.

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this First Amendment below.

Customer:	Zapata:
Andretti Autosport	Zapata Computing, Inc.
Holding Company, LLC f/k/a Andretti Autosport
Holding Company, Inc.

By:	/s/ J-F Thormann	By:	/s/ Mimi Flanagan
	J-F Thormann, President		Mimi Flanagan, Chief Financial Officer

Date:	10/10/2023	Date:	10/9/2023

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